Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-226383

$400,000,000

Floating Rate First and Refunding Mortgage Bonds,

Series 2021C, Due 2024

SUMMARY OF TERMS

Security:	Floating Rate First and Refunding Mortgage Bonds, Series 2021C, Due 2024 (the “Series 2021C Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$400,000,000

Expected Ratings of Securities*:	A3/ A- / BBB+ (Stable / Negative / Stable) (Moody’s / S&P / Fitch)

Trade Date:	March 24, 2021

Settlement Date**:	April 1, 2021 (T + 6)

Maturity:	April 1, 2024

Interest Rate:	Compounded SOFR plus 0.83%. The interest rate on the Series 2021C Bonds will in no event be lower than zero.

Floating Rate Interest Calculation:	The amount of interest accrued and payable on the Series 2021C Bonds for each interest period will be calculated by the calculation agent and will be equal to (i) the outstanding principal amount of the Series 2021C Bonds multiplied by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period (as defined in the Issuer’s preliminary prospectus supplement dated March 24, 2021 (the “Preliminary Prospectus Supplement”)) divided by 360. See “Certain Terms of the Bonds—Interest and Maturity—Floating Rate Bonds” in the Preliminary Prospectus Supplement.

Compounded SOFR:	A compounded average of the daily Secured Overnight Financing Rate (“SOFR”) determined by reference to the SOFR Index (as defined in the Preliminary Prospectus Supplement) for each quarterly interest period in accordance with the specific formula described under “Certain Terms of the Bonds—Interest and Maturity—Floating Rate Bonds” in the Preliminary Prospectus Supplement.

Interest Payment Dates:	Quarterly in arrears on each January 1, April 1, July 1 and October 1

First Interest Payment Date:	July 1, 2021

Day Count:	Actual/360

Public Offering Price:	100.00%

Optional Redemption:

Series 2021C Bonds may not be redeemed prior to April 1, 2023.

Callable at any time on or after April 1, 2023, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400HC0 / US842400HC00

Joint Book-running Managers:

Barclays Capital Inc. (“Barclays”)

BNP Paribas Securities Corp. (“BNP PARIBAS”)

Mizuho Securities USA LLC (“Mizuho”)

MUFG Securities Americas Inc. (“MUFG”)

BMO Capital Markets Corp.

Truist Securities, Inc.

Co-managers:	Apto Partners, LLC Bancroft Capital, LLC CastleOak Securities, L.P. C.L. King & Associates, Inc. Guzman & Company Stern Brothers & Co.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2021C Bonds on the Trade Date or on the next three succeeding business days will be required, by virtue of the fact that the Series 2021C Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Barclays, BNP PARIBAS, Mizuho or MUFG can arrange to send you the prospectus if you request it by calling Barclays at 1-888-603-5847, BNP PARIBAS at 1-800-854-5674, Mizuho at 1-866-271-7403 or MUFG at 1-877-649-6848.